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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION
                                       OF
                          COMPASS AEROSPACE CORPORATION

                     Pursuant to Section 245 of the Delaware
                             General Corporation Law

                  COMPASS AEROSPACE CORPORATION ("the Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("the General Corporation Law"), does hereby certify:

                  1. That the Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on October 21, 1997 and a certified copy was recorded in the Office of the New Castle County Recorder of Deeds, Delaware.

                  2. That the following resolution was duly adopted in accordance with Section 245 of the General Corporation Law setting forth the following amendment and restatement:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated as follows:

                  "FIRST: The name of this Corporation shall be:

                          COMPASS AEROSPACE CORPORATION

                  SECOND: Its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD:  The purpose or purposes of the Corporation shall be:

                  To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  FOURTH: AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation has authority to issue is 100,000,000 shares of Class A Common Stock, par value $0.01 per share (the "CLASS A COMMON");

                  FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

                  SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a

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director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment."

         3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 by the Board of Directors by unanimous written consent in accordance with 141(f) and by written consent of the holders of a majority of Stock of the Corporation entitled to vote in accordance with
Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer this 2nd day of November 2000.

                                          COMPASS AEROSPACE CORPORATION


                                          By:   /s/ JOHN R. REIMERS
                                             -----------------------------------
                                             John Reimers, President and
                                                 Chief Executive Officer



ATTEST:



 /s/ DOUGLAS M. HAYES
- ---------------------------------------
Douglas M. Hayes, Chairman of the Board